Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

To the Stockholders and Board of Directors

Nucor Corporation:

We have completed integrated audits of Nucor Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Nucor Corporation and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Nucor Corporation changed the manner in which it accounts for planned major maintenance activities.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Charlotte, North Carolina

February 27, 2007, except for the impact of reflecting the retroactive application of the change in accounting for planned major maintenance activities as discussed in Notes 1 and 19 which are as of November 9, 2007

CONSOLIDATED STATEMENTS OF EARNINGS

CONSOLIDATED STATEMENTS OF EARNINGS	(in thousands, except per share data)
Year Ended December 31,	2006	2005	2004
NET SALES	$14,751,270	$12,700,999	$11,376,828

COSTS, EXPENSES AND OTHER:
Cost of products sold	11,284,606	10,108,805	9,174,611
Marketing, administrative and other expenses	592,473	459,460	374,730
Interest (income) expense, net (Note 15)	(37,365)	4,201	22,352
Minority interests	219,121	110,650	80,840
Other income (Note 16)	—	(9,200)	(1,596)

	12,058,835	10,673,916	9,650,937

EARNINGS BEFORE INCOME TAXES	2,692,435	2,027,083	1,725,891
PROVISION FOR INCOME TAXES (Note 17)	935,653	709,834	607,906

NET EARNINGS	$1,756,782	$1,317,249	$1,117,985

NET EARNINGS PER SHARE (Note 18):
Basic (1)	$5.73	$4.19	$3.53

Diluted (1)	$5.68	$4.15	$3.50

(1)	Adjusted for the stock split effective May 2006. See Note 1.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	(in thousands, except per share data)
	COMMON STOCK		ADDITION ALL PAID-IN CAPITAL	RETAINED EARNINGS	UNEARNED COMPENSATION	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TREASURY STOCK (AT COST)		TOTAL STOCKHOLDERS’ EQUITY
	Shares	Amount					Shares	Amount
BALANCES, December 31, 2003	91,067	$36,427	$117,399	$2,670,504	$—	$—	12,477	$(453,457)	$2,370,873

Comprehensive income:
Net earnings in 2004				1,117,985					1,117,985
Net unrealized loss on hedging derivatives, net of income taxes						(1,177)			(1,177)

Total comprehensive income									1,116,808
Stock options exercised	1,333	533	54,685						55,218
Issuance of stock under award plans, net of forfeitures			11,915		(592)		(43)	1,497	12,820
Amortization of unearned compensation					200				200
2-for-1 stock split	91,983	36,793	(36,793)				12,437		—
Cash dividends ($0.24 (1) per share)				(74,638)					(74,638)

BALANCES, December 31, 2004	184,383	73,753	147,206	3,713,851	(392)	(1,177)	24,871	(451,960)	3,481,281

Comprehensive income:
Net earnings in 2005				1,317,249					1,317,249
Net unrealized gain on hedging derivatives, net of income taxes						55,842			55,842
Reclassification adjustment for gain on settlement of hedging derivatives included in net income, net of income taxes						(8,065)			(8,065)

Total comprehensive income									1,365,026
Stock options exercised	916	367	26,709						27,076
Issuance of stock under award plans, net of forfeitures			17,935		(5,095)		(249)	4,598	17,438
Amortization of unearned compensation					2,200				2,200
Treasury stock acquired							5,567	(291,244)	(291,244)
Cash dividends ($0.93 (1) per share)				(289,728)					(289,728)

BALANCES, December 31, 2005	185,299	74,120	191,850	4,741,372	(3,287)	46,600	30,189	(738,606)	4,312,049

Comprehensive income:
Net earnings in 2006				1,756,782					1,756,782
Net unrealized loss on hedging derivatives, net of income taxes						(57,900)			(57,900)
Reclassification adjustment for loss on settlement of hedging derivatives included in net income, net of income taxes						4,400			4,400
Foreign currency translation gain, net of income taxes						11,370			11,370

Total comprehensive income									1,714,652
Stock options exercised	1,253	500	36,731						37,231
Issuance of stock under award plans, net of forfeitures	15	6	37,442		3,287		(262)	6,317	47,052
Amortization of unearned compensation			3,900						3,900
Treasury stock acquired							11,248	(599,446)	(599,446)
2-for-1 stock split	185,949	74,380	(74,380)				30,392		—
Cash dividends ($2.15 (1) per share)				(658,087)					(658,087)

BALANCES, December 31, 2006	372,516	$149,006	$195,543	$5,840,067	$—	$4,470	71,567	$(1,331,735)	$4,857,351

(1)	Adjusted for stock split effective May 2006. See Note 1.

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED BALANCE SHEETS	(in thousands)
December 31,	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$785,651	$980,150
Short-term investments (Note 3)	1,410,633	857,360
Accounts receivable, net (Note 4)	1,067,322	1,000,629
Inventories (Note 5)	1,141,194	945,054
Other current assets (Notes 12, 17 and 20)	278,265	298,418

Total current assets	4,683,065	4,081,611
PROPERTY, PLANT AND EQUIPMENT, NET (Note 6)	2,856,415	2,855,717
OTHER ASSETS (Notes 1, 7, 12 and 20)	353,538	211,517

TOTAL ASSETS	$7,893,018	$7,148,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Long-term debt due within one year (Note 9)	$—	$1,250
Accounts payable (Note 8)	516,640	501,624
Salaries, wages and related accruals (Notes 10 and 14)	455,051	368,568
Accrued expenses and other current liabilities (Notes 8, 12 and 13)	450,226	357,176

Total current liabilities	1,421,917	1,228,618

LONG-TERM DEBT DUE AFTER ONE YEAR (Note 9)	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES (Notes 10, 12, 13, 14 and 17)	448,084	486,910

MINORITY INTERESTS	243,366	198,968

COMMITMENTS AND CONTINGENCIES (Notes 5 and 13)

STOCKHOLDERS’ EQUITY (Note 10):
Common stock	149,006	74,120
Additional paid-in capital	195,543	191,850
Retained earnings	5,840,067	4,741,372
Unearned compensation	—	(3,287)
Accumulated other comprehensive income, net of income taxes (Note 12)	4,470	46,600

	6,189,086	5,050,655
Treasury stock	(1,331,735)	(738,606)

Total stockholders’ equity	4,857,351	4,312,049

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,893,018	$7,148,845

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CONSOLIDATED STATEMENTS OF CASH FLOWS	(in thousands)
Year Ended December 31,	2006	2005	2004
OPERATING ACTIVITIES
Net earnings	$1,756,782	$1,317,249	$1,117,985
Adjustments:
Depreciation	363,936	375,054	383,305
Impairment of assets	—	—	13,200
Stock-based compensation	40,106	16,791	18,581
Deferred income taxes	(39,394)	(25,629)	4,808
Minority interests	219,107	110,639	80,838
Settlement of natural gas hedges	(6,793)	12,365	—
Changes in assests and liabilities (exclusive of acquisitions):
Accounts receivable	(33,878)	(19,425)	(354,897)
Inventories	(143,971)	337,862	(635,641)
Accounts payable	(8,517)	17,259	130,604
Federal income taxes	(7,233)	(68,331)	35,403
Salaries, wages and related accruals	86,475	39,869	219,885
Other	24,613	22,912	10,685

Cash provided by operating activities	2,251,233	2,136,615	1,024,756

INVESTING ACTIVITIES
Capital expenditures	(338,404)	(331,466)	(285,925)
Investment in affiliates	(34,324)	(41,903)	(82,458)
Disposition of plant and equipment	2,177	752	3,094
Acquisitions (net of cash acquired)	(223,920)	(154,864)	(169,646)
Purchases of short-term investments	(1,082,378)	(919,950)	—
Proceeds from the sale of short-term investments	529,105	62,590	—

Cash used in investing activities	(1,147,744)	(1,384,841)	(534,935)

FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	20,000
Repayment of long-term debt	(1,250)	—	—
Issuance of common stock	37,233	40,209	68,630
Excess tax benefits from stock-based compensation	18,000	—	—
Distributions to minority interests	(174,709)	(89,886)	(84,858)
Cash dividends	(577,816)	(209,752)	(69,676)
Acquisition of treasury stock	(599,446)	(291,244)	—
Termination of interest rate swap agreement	—	—	4,800

Cash used in financing activities	(1,297,988)	(550,673)	(61,104)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(194,499)	201,101	428,717
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	980,150	779,049	350,332

CASH AND CASH EQUIVALENTS – END OF YEAR	$785,651	$980,150	$779,049

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION:

NATURE OF OPERATIONS Nucor is principally a domestic manufacturer of steel and steel products whose customers are located primarily in the United States of America.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include Nucor and its controlled subsidiaries, including Nucor-Yamato Steel Company, a limited partnership of which Nucor owns 51%. Investments in joint ventures in which Nucor shares control over the financial and operating decisions but in which Nucor is not the primary beneficiary are accounted for under the equity method. All significant intercompany transactions are eliminated.

Distributions are made to minority interest partners in Nucor-Yamato Steel Company in accordance with the limited partnership agreement by mutual agreement of the general partners. At a minimum, sufficient cash is distributed so that each partner may pay applicable U.S. federal and state income taxes payable.

Other assets includes $184.5 million at December 31, 2006 ($161.0 million at December 31, 2005) of equity investments in less than 50%-owned domestic and foreign affiliated companies. The results of these investments are included in marketing, administrative and other expenses and are immaterial for all periods presented. Nucor periodically evaluates its equity investments for potential impairment resulting from declines in value considered to be other than temporary.

ADJUSTMENT TO FINANCIAL STATEMENTS: Effective January 1, 2007, Nucor adopted the Financial Accounting Standards Board (“FASB”) Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which eliminates Nucor’s previous policy to accrue in advance for planned major maintenance activities. In accordance with this position statement, Nucor now uses the deferral method of accounting for planned major maintenance projects. Nucor has adjusted its 2004, 2005 and 2006 financial statements to reflect the deferral method of accounting for planned major maintenance activities. The effects of this adjustment on our financial statements are as follows (in thousands, except for per share amounts):

	Consolidated Balance Sheet
	As of December 31, 2006			As of December 31, 2005
	As Previously Reported	Adjustments	As Adjusted	As Previously Reported	Adjustments	As Adjusted
Other current assets	$270,236	$8,029	$278,265	$288,360	$10,058	$298,418
Accrued expenses and other current liabilities	478,337	(28,111)	450,226	384,257	(27,081)	357,176
Minority interests	238,588	4,778	243,366	194,090	4,878	198,968
Retained earnings	5,808,705	31,362	5,840,067	4,709,111	32,261	4,741,372

	Consolidated Statements of Earnings
	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	As Previously Reported	Adjustments	As Adjusted	As Previously Reported	Adjustments	As Adjusted	As Previously Reported	Adjustments	As Adjusted
Cost of products sold	$11,283,123	$1,483	$11,284,606	$10,119,496	$(10,691)	$10,108,805	$9,169,172	$5,439	$9,174,611
Minority interests	219,221	(100)	219,121	110,674	(24)	110,650	80,894	(54)	80,840
Earnings before income taxes	2,693,818	(1,383)	2,692,435	2,016,368	10,715	2,027,083	1,731,276	(5,385)	1,725,891
Provision for income taxes	936,137	(484)	935,653	706,084	3,750	709,834	609,791	(1,885)	607,906
Net earnings	1,757,681	(899)	1,756,782	1,310,284	6,965	1,317,249	1,121,485	(3,500)	1,117,985
Net earnings per share:
Basic	5.73	(0.00)	5.73	4.17	0.02	4.19	3.54	(0.01)	3.53
Diluted	5.68	(0.00)	5.68	4.13	0.02	4.15	3.51	(0.01)	3.50

The effect of the adjustment on the consolidated statement of cash flows was not significant.

STOCK SPLIT In May 2006, Nucor’s board of directors approved a two-for-one stock split of common stock. As a result, stockholders of record received one additional share on May 31, 2006 for each share held as of the record date of May 19, 2006. The post-split par value of a share of Nucor’s common stock remains $0.40 per share. All share and per share amounts have been restated to reflect the two-for-one stock split, except for the statements of stockholders’ equity, which reflect the stock split by reclassifying from additional paid-in capital to common stock an amount equal to the par value of the additional shares issued to effect the stock split as of the date of the stock split.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

RECLASSIFICATIONS Certain amounts for prior years have been reclassified to conform to the 2006 presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS Cash and cash equivalents are recorded at cost plus accrued interest, which approximates market, and have original maturities of three months or less at the date of purchase. Cash and cash equivalents are maintained primarily with a few high-credit quality financial institutions.

SHORT-TERM INVESTMENTS Short-term investments are recorded at cost plus accrued interest, which approximates market. Unrealized gains and losses on investments classified as available-for-sale are recorded as a component of accumulated other comprehensive income. Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determination at each balance sheet date. The Company periodically reviews its investments for impairment and adjusts these investments to their fair value when a decline in market value is deemed to be other than temporary.

INVENTORIES VALUATION Inventories are stated at the lower of cost or market. Cost is determined principally using the last-in, first out (LIFO) method of accounting. Cost of other inventories is determined on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The costs of planned major maintenance activities are capitalized and amortized over the period until the next scheduled major maintenance activity. All other repairs and maintenance activities are expensed when incurred. Impairments of long-lived assets are recognized whenever changes in circumstances indicate that the carrying amount of those productive assets exceeds their projected undiscounted cash flows. When it is determined that an impairment exists, the related assets are written down to estimated fair market value.

GOODWILL AND OTHER INTANGIBLES Goodwill is the excess of cost over the fair value of net assets of businesses acquired. Goodwill, which is included in other assets, is not amortized but is evaluated annually for impairment or if circumstances indicate a possible impairment may exist. Intangible assets that do not have indefinite lives are amortized over their useful lives and are annually reviewed for impairment.

DERIVATIVE FINANCIAL INSTRUMENTS Nucor uses derivative financial instruments from time-to-time primarily to partially manage its exposure to price risk related to natural gas purchases used in the production process and to partially manage its exposure to changes in interest rates on outstanding debt instruments. Nucor, generally, does not enter into derivative instruments for any purpose other than hedging the cash flows associated with specific volumes of commodities that will be purchased and processed in future periods, and hedging the exposure related to changes in the fair value of outstanding fixed rate debt instruments.

REVENUE RECOGNITION Nucor recognizes revenue when products are shipped, which represents when title and risk of loss have passed to the customer.

FREIGHT COSTS Internal fleet and some common carrier costs are included in marketing, administrative and other expenses. These costs included in marketing, administrative and other expenses were $73.7 million in 2006 ($67.1 million in 2005 and $55.6 million in 2004). All other freight costs are included in cost of products sold.

INCOME TAXES Deferred taxes are provided on temporary differences between assets and liabilities for financial reporting and tax purposes as measured by enacted tax rates expected to apply when temporary differences are settled or realized. A valuation allowance is established for deferred tax assets for which realization is not likely.

STOCK-BASED COMPENSATION Effective January 1, 2006, Nucor adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” applying the modified prospective approach. As a result, the Company began to recognize the cost of stock-based compensation as an expense using fair value measurement methods.

Through 2005, Nucor accounted for stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, no compensation expense was recorded, other than for restricted stock grants, since the exercise price of the stock options was equal to the market price of Nucor’s common stock on the grant date. The following presents pro-forma net earnings and per share data as if a fair value based method had been used to account for stock-based compensation in 2005 and 2004:

	(in thousands, except per share data)
Year Ended December 31,	2005	2004
Net earnings – as reported	$1,317,249	$1,117,985
Add: Stock-based employee compensation expense included in reported net earnings, net of income taxes	12,717	12,017
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes	(21,305)	(18,296)

Net earnings – pro forma	$1,308,661	$1,111,706

Net earnings per share – as reported:
Basic	$4.19	$3.53
Diluted	4.15	3.50
Net earnings per share – pro forma:
Basic	4.16	3.51
Diluted	4.13	3.48

The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and experience.

COMPREHENSIVE INCOME (LOSS) Nucor reports comprehensive income (loss) in its consolidated statement of stockholders’ equity. Comprehensive income (loss) consists of net income and other gains and losses affecting stockholders’ equity that, under United States generally accepted accounting principles, are excluded from net income, such as gains and losses related to certain derivative instruments, which are presented net of tax. Additionally, the translation effect of foreign currency assets and liabilities of non-U.S. entities are presented net of tax as earnings of foreign operations are not considered indefinitely reinvested.

FOREIGN CURRENCY TRANSLATION For Nucor’s legal entities where the functional currency is other than the U.S. dollar, assets and liabilities have been translated at year-end exchange rates, and income and expenses translated using average exchange rates for the respective periods. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in accumulated other comprehensive income and are included in net earnings only upon sale or liquidation of the underlying investments. Foreign currency transaction gains and losses are included in operations in the period they occur.

RECENT ACCOUNTING PRONOUNCEMENTS In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” which clarifies the accounting of uncertainty in income taxes recognized in financial statements in accordance with FASB

Statement No. 109, “Accounting of Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of this Interpretation are effective for Nucor beginning on January 1, 2007. Management does not expect the adoption of FIN 48 to have a material impact on Nucor’s consolidated financial position and results of operations.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for Nucor in 2008. Management is currently evaluating the impact, if any, of this statement.

3. SHORT-TERM INVESTMENTS:

As of December 31, 2006, short-term investments consisted entirely of variable rate demand notes (“VRDN’s”), which are variable rate bonds tied to short-term interest rates, but with stated maturities on the face of the bonds that exceed 90 days. All of the VRDN’s in which Nucor invests are secured by a direct-pay letter of credit issued by a high-credit quality financial institution. Nucor is able to receive the principal invested and interest accrued thereon no later than seven days after notifying the financial institution that Nucor has elected to tender the VRDN’s. VRDN’s trade at par value, therefore, no realized or unrealized gains or losses were incurred. Aggregate contractual maturities of the Company’s short-term investments are $17.8 million in 2009, $102.7 million in 2015 and $1.29 billion in 2021 and thereafter.

4. ACCOUNTS RECEIVABLE:

An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of our customers to make required payments. Accounts receivable are stated net of the allowance for doubtful accounts of $38.0 million at December 31, 2006 ($39.2 million at December 31, 2005 and $40.4 million at December 31, 2004).

5. INVENTORIES:

Inventories consist of approximately 48% raw materials and supplies and 52% finished and semi-finished products at December 31, 2006 (50% and 50%, respectively, at December 31, 2005). Nucor’s manufacturing process consists of a continuous, vertically integrated process from which products are sold to customers at various stages throughout the process. Since most steel products can be classified as either finished or semi-finished products, these two categories of inventory are combined.

Inventories valued using the last-in, first-out (LIFO) method of accounting represent approximately 63% of total inventories at December 31, 2006 (68% at December 31, 2005). If the first-in, first-out (FIFO) method of accounting had been used, inventories would have been $387.2 million higher at December 31, 2006 ($381.9 million higher at December 31, 2005). Use of the lower of cost or market reduced inventories by $0.4 million at December 31, 2006 ($1.2 million at December 31, 2005).

Nucor has entered into supply agreements for certain raw materials, utilities and other items in the ordinary course of business. These agreements extend into 2028 and total approximately $3.68 billion at December 31, 2006. Approximately $985.7 million of these agreements are with an entity that is the majority investor in one of Nucor’s equity investments.

6. PROPERTY, PLANT AND EQUIPMENT:

	(in thousands)
December 31,	2006	2005
Land and improvements	$170,259	$146,471
Buildings and improvements	520,930	500,526
Machinery and equipment	5,592,077	5,183,241
Construction in process and equipment deposits	110,190	226,698

	6,393,456	6,056,936
Less accumulated depreciation	3,537,041	3,201,219

	$2,856,415	$2,855,717

The estimated useful lives range from 10 to 20 years for buildings and land improvements and range from 3 to 12 years for machinery and equipment.

7. GOODWILL:

The change in the net carrying amount of goodwill for the years ended December 31, 2006 and 2005 by segment is as follows:

	(in thousands)
	Steel Mills	Steel Products	Total
Balances, December 31, 2004	$—	$6,599	$6,599
Acquisitions	2,007	8,414	10,421

Balances, December 31, 2005	2,007	15,013	17,020
Acquisitions	—	126,245	126,245

Balances, December 31, 2006	$2,007	$141,258	$143,265

Goodwill resulting from the acquisition of Verco Manufacturing Company accounts for the majority of the increase in goodwill in the current year and is presented based upon Nucor’s preliminary purchase price allocation.

8. CURRENT LIABILITIES:

Drafts payable, included in accounts payable in the balance sheet, was $74.7 million at December 31, 2006 ($76.3 million at December 31, 2005).

Dividends payable, included in accrued expenses and other current liabilities in the balance sheet, was $181.2 million at December 31, 2006 ($100.9 million at December 31, 2005).

9. LONG-TERM DEBT AND FINANCING ARRANGEMENTS:

	(in thousands)
December 31,	2006	2005
Industrial revenue bonds:
3.71% to 3.90%, variable, due from 2009 to 2038	$397,300	$398,550
Notes, 6%, due 2009	175,000	175,000
Notes, 4.875%, due 2012	350,000	350,000

	922,300	923,550
Less current maturities	—	(1,250)

	$922,300	$922,300

In 2005, Nucor entered into a five-year unsecured revolving credit facility maturing in June 2010 that provides for up to $700.0 million in revolving loans. Up to the equivalent of $600.0 million of the credit facility is available for foreign currency loans, and up to $450.0 million is available for the issuance of letters of credit. The credit facility may be increased by up to $300.0 million at the election of the Company in accordance with the terms set forth in the credit agreement. No borrowings were outstanding under the credit facility as of December 31, 2006. The credit facility provides for grid-based interest pricing based upon the credit rating of Nucor’s senior unsecured long-term debt and, alternatively, interest rates quoted by lenders in connection with competitive bidding. The credit facility includes customary financial and other covenants, including a limit on the ratio of debt to total capital of 60%, a limit on Nucor’s ability to pledge the Company’s assets, and a limit on consolidations, mergers and sales of assets.

Annual aggregate long-term debt maturities are: none in 2007; none in 2008; $180.4 million in 2009; none in 2010; and $741.9 million thereafter.

The fair value of Nucor’s long-term debt approximates the carrying value.

10. CAPITAL STOCK:

In May 2006, Nucor’s stockholders approved an amendment to Nucor’s Articles of Incorporation, increasing the number of shares of common stock that Nucor is authorized to issue to 800 million. The par value of Nucor’s common stock remains $0.40 per share. In addition, 250,000 shares of preferred stock, par value of $4.00 per share, are authorized, with preferences, rights and restrictions as may be fixed by Nucor’s board of directors. There are no shares of preferred stock issued or outstanding.

STOCK OPTIONS Nucor’s stock option plans provide that common stock options may be granted to key employees, officers and non-employee directors with exercise prices at 100% of the market value on the date of the grant. Outstanding options are exercisable six months after grant date and have a term of seven years. Nucor did not grant any options during 2006 and does not expect to grant options to its employees, officers or non-employee directors in future periods.

A summary of activity under Nucor’s stock option plans is as follows:

	(shares in thousands)
Year Ended December 31,	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Number of shares under option:
Outstanding at beginning of year	4,366	$19.93	4,672	$14.68	6,847	$12.02
Granted	—	—	1,553	29.75	2,367	17.82
Exercised	(1,903)	19.56	(1,833)	14.77	(4,499)	12.27
Canceled	(2)	28.86	(26)	27.71	(43)	15.63

Outstanding at end of year	2,461	$20.21	4,366	$19.93	4,672	$14.68

Options exercisable at end of year	2,461	$20.21	3,562	$17.91	3,574	$13.15

Shares reserved for future grants			19,068		20,596

Since Nucor began granting restricted stock units in 2006 in lieu of stock options, the shares reserved for future grants as of December 31, 2006 are reflected in the restricted stock units table located at the end of this note. The total intrinsic value of options (the amount by which the stock price exceeded the exercise price of the option on the date of exercise) that were exercised during 2006 was $56.1 million ($28.9 million in 2005 and $31.7 million in 2004).

The following table summarizes information about stock options outstanding at December 31, 2006:

	(shares in thousands)
	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 9.01 – $ 16.00	846	2.6 years	$12.17
16.01 – 23.00	744	4.4 years	18.22
23.01 – 30.00	476	5.6 years	28.86
30.01 – 30.73	395	5.1 years	30.73

9.01 – 30.73	2,461	4.1 years	20.21

The total aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006 was $84.8 million.

The weighted-average per share fair value of options granted was $9.08 in 2005 and $4.05 in 2004 (none granted in 2006). The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions (expected volatilities are based on historical experience):

Year ended December 31,	2005	2004
Expected dividend yield	0.98% – 1.04%	1.30% – 1.32%
Expected stock price volatility	38.42% – 38.43%	29.18% – 31.08%
Risk-free interest rate	3.76% – 3.80%	2.15% – 2.74%
Expected life of options (in years)	3.5	3.5

As a result of adopting SFAS No. 123(R) in the first quarter of 2006, $2.5 million of compensation expense was recorded over the remaining vesting period for the unvested portion of previously issued awards that were outstanding at January 1, 2006. Since Nucor did not grant any options in 2006 and since as of March 1, 2006, all outstanding options were vested, no additional compensation expense related to stock options was recorded throughout the remainder of the year.

The amount of cash received from the exercise of stock options totaled $37.2 million in 2006.

RESTRICTED STOCK AWARDS Nucor’s Senior Officers Long-Term Incentive Plan (the “LTIP”) and Annual Incentive Plan (the “AIP”) authorize the award of shares of common stock to officers subject to certain conditions and restrictions.

The LTIP provides for the award of shares of restricted common stock at the end of each LTIP performance measurement period at no cost to officers if certain financial performance goals are met during the period. One-third of the LTIP restricted stock award vests upon each of the first three anniversaries of the award date or, if earlier, upon the officer’s attainment of age fifty-five while employed by Nucor. Although participants are entitled to cash dividends and may vote such awarded shares, the sale or transfer of such shares is limited during the restricted period.

The AIP provides for the payment of annual cash incentive awards. An AIP participant may elect, however, to defer payment of up to one-half of an annual incentive award. In such event, the deferred AIP award is converted into common stock units and credited with a deferral incentive, in the form of additional common stock units, equal to 25% of the number of common stock units attributable to the deferred AIP award. Common stock units attributable to deferred AIP awards are fully vested. Common stock units credited as a deferral incentive vest upon the AIP participant’s attainment of age fifty-five while employed by Nucor. Vested common stock units are paid to AIP participants in the form of shares of common stock following their termination of employment with Nucor.

A summary of Nucor’s restricted stock activity under the AIP and LTIP is as follows:

	(shares in thousands)
Year ended December 31,	2006		2005		2004
	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value
Restricted stock awards and units:
Unvested at beginning of year	408	$27.33	76	$14.03	—	$—
Granted	588	47.54	585	28.83	103	14.03
Vested	(436)	39.26	(253)	26.79	(27)	14.03
Canceled	(7)	47.54	—	—	—	—

Unvested at end of year	553	$39.14	408	$27.33	76	$14.03

Shares reserved for future grants	2,731		3,312		3,897

Compensation expense for common stock and common stock units awarded under the AIP and LTIP is recorded over the performance measurement and vesting periods based on the anticipated number and market value of shares of common stock and common stock units to be awarded. Compensation expense for anticipated awards based upon Nucor’s financial performance, exclusive of amounts payable in cash, was $23.1 million in 2006 ($16.8 million in 2005 and $18.6 million in 2004). The total fair value of shares vested during 2006 was $20.3 million ($7.5 million in 2005 and $0.5 million in 2004). As of December 31, 2006, unrecognized compensation expense related to non-vested restricted stock was $4.6 million, which is expected to be recognized over a weighted-average period of 1.7 years.

RESTRICTED STOCK UNITS In June 2006, Nucor granted restricted stock units (“RSU’s”) to key employees, officers and non-employee directors for the first time. The RSU’s typically vest and are converted to common stock in three equal installments on each of the first three anniversaries of the grant date. A portion of the RSU’s awarded to senior officers vest upon the officer’s retirement. Retirement, for purposes of vesting in these units only, means termination of employment with approval of the Compensation and Executive Development Committee after satisfying age and years of service requirements. RSU’s granted to non-employee directors are fully vested on the grant date and are payable to the non-employee director in the form of commons stock after the termination of the director’s service on the board of directors.

RSU’s granted to employees who are eligible for retirement on the date of grant or will become retirement-eligible prior to the end of the vesting term are expensed over the period through which the employee will become retirement-eligible since the awards vest upon retirement from the Company. Compensation expense for RSU’s granted to employees who are not retirement-eligible is recognized on a straight-line basis over the vesting period.

Cash dividend equivalents are paid to participants each quarter. Dividend equivalents paid on units expected to vest are recognized as a reduction in retained earnings.

The fair value of the RSU’s is determined based on the closing stock price of Nucor’s common stock on the day before the grant. A summary of Nucor’s restricted stock unit activity for 2006 is as follows:

	(shares in thousands)
	2006
	Shares	Grant Date Fair Value
Restricted stock units:
Unvested at beginning of year	—	$—
Granted	769	52.64
Vested	(159)	52.64
Canceled	(13)	52.64

Unvested at end of year	597	$52.64

Shares reserved for future grants	18,314

Compensation expense for RSU’s was $14.5 million in 2006 (none in 2005 and 2004). The total fair value of shares vested during 2006 was $8.4 million in 2006 (none in 2005 and 2004). As of December 31, 2006, unrecognized compensation expense related to non-vested RSU’s was $24.4 million, which is expected to be recognized over a weighted-average period of 2.0 years.

11. STOCKHOLDER RIGHTS PLAN:

In 2001, the board of directors adopted a Stockholder Rights Plan (“Plan”) in which one right (“Right”) was distributed as a dividend for each Nucor common share outstanding. The Plan was amended in 2006 to adjust the purchase price of the Rights for stock splits effected since adoption of the Plan. Each Right entitles Nucor common stockholders to purchase, under certain conditions, one five-thousandth of a share of newly authorized Series A Junior Participating Preferred Stock (“Preferred Stock”), with one five-thousandth of a share of Preferred Stock intended to be the economic equivalent of one share of Nucor common stock. Until the occurrence of certain events, the Rights are represented by and traded in tandem with Nucor common stock. Rights will be exercisable only if a person or group acquires beneficial ownership of 15 percent (15%) or more of the Nucor common shares or commences a tender or exchange offer, upon the consummation of which such person or group would beneficially own 15 percent (15%) or more of the common shares. Upon such an event, the Rights enable dilution of the acquiring person’s or group’s interest by providing that other holders of Nucor common stock may purchase, at an exercise price of $150, Nucor common stock, or in the discretion of the board of directors, Preferred Stock, having double the value of such exercise price. Nucor will be entitled to redeem the Rights at $0.001 per Right under certain circumstances set forth in the Plan. The Rights themselves have no voting power and will expire on March 8, 2011, unless earlier exercised, redeemed or exchanged. Each one five-thousandth of a share of Preferred Stock has the same voting rights as one share of Nucor common stock, and each share of Preferred Stock has 5,000 times the voting power of one share of Nucor common stock.

12. DERIVATIVE FINANCIAL INSTRUMENTS:

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” Nucor recognizes all derivative instruments, such as natural gas forward purchase contracts and interest rate swaps, in the consolidated balance sheets at fair value. Amounts included in accumulated other comprehensive income related to cash flow hedges are reclassified into earnings when the related derivative instruments settle. Changes in fair value hedges are reported currently in earnings along with changes in the fair value of the hedged items. When cash flow and fair value hedges affect net earnings, they are included on the same line as the underlying transaction (cost of products sold or interest expense).

During 2006, accumulated other comprehensive income decreased by $57.9 million, net of deferred taxes of $31.2 million, due to unrealized losses on cash flow hedges on natural gas forward purchase contracts. The remaining change in accumulated other comprehensive income attributable to cash flow hedges on natural gas forward purchase contracts was due to the reclassification of net losses of approximately $4.4 million, net of deferred taxes of approximately $2.4 million, into earnings due to the settlement of transactions. During 2005, accumulated other comprehensive income increased by $55.8 million, net of deferred taxes of $30.0 million, due to unrealized gains on cash flow hedges on natural gas forward purchase contracts. The remaining change in accumulated other comprehensive income was due to the reclassification of net gains of approximately $8.1 million, net of deferred taxes of approximately $4.3 million, into earnings due to the settlement of transactions. During 2004, accumulated other comprehensive loss increased by $1.2 million, net of taxes of $0.6 million, due to unrealized losses on cash flow hedges on natural gas forward purchase contracts issued during the year.

Of the total $10.6 million fair value of cash flow hedges on natural gas forward purchase contracts at December 31, 2006, $12.6 million is included in accrued expenses and other current liabilities and $2.0 is included in other assets. Of the total $71.7 million fair value of cash flow hedges on natural gas forward purchase contracts at December 31, 2005, $53.6 million is included in other current assets and $18.1 million is included in other assets. At December 31, 2006, $8.2 million of net deferred losses on cash flow hedges on natural gas forward purchase contracts included in accumulated other comprehensive income are expected to be reclassified into earnings, due to the settlement of forecasted transactions, during the next twelve months assuming no change in the forward commodity prices from December 31, 2006. Nucor is hedging a portion of its exposure to the variability of future cash flows for forecasted natural gas purchases over various time periods not exceeding four years.

Nucor has also entered into various natural gas purchase contracts, which meet the normal purchase normal sale exclusion under SFAS No. 133. These instruments effectively commit Nucor to purchase $144.9 million, $45.3 million and $27.4 million of natural gas for production in 2007, 2008 and 2009, respectively, and $563.4 million between 2010 and 2028. These natural gas purchase contracts will primarily supply our direct reduced iron facility in Trinidad.

During 2004, Nucor entered into, and subsequently terminated, an interest rate swap agreement of $175.0 million that was accounted for as a fair value hedge. Under the agreement, Nucor paid a variable rate of interest and received a fixed rate of interest over the term of the interest rate swap agreement. The interest rate swap agreement converted the $175.0 million note payable from a 6% fixed rate obligation to a variable rate obligation. The change in the fair value of this agreement was recorded in earnings as an equal offset to the change in fair value of the underlying debt obligation. Since the fair value hedge was 100% effective, there was no impact to net earnings. The variable interest rate was the six-month LIBOR rate in arrears plus 1.25%. Nucor terminated this interest rate swap agreement in 2004, resulting in a gain of $4.8 million.

At December 31, 2006, there was an aggregate credit of $3.1 million related to this and previous interest rate swaps included in deferred credits and other liabilities in the balance sheet, all of which are amortized over the remaining life of the debt as adjustments to interest expense.

Nucor does not anticipate non-performance by the counterparties in any of these derivative instruments given their high credit ratings, and no material loss is expected from non-performance by any one of such counterparties.

13. CONTINGENCIES:

Nucor is subject to environmental laws and regulations established by federal, state and local authorities, and, accordingly, makes provision for the estimated costs of compliance. Of the undiscounted total $23.0 million of accrued environmental costs at December 31, 2006 ($24.0 million at December 31, 2005), $19.7 million was classified in accrued expenses and other current liabilities ($20.0 million at December 31, 2005) and $3.3 million was classified in deferred credits and other liabilities ($4.0 million at December 31, 2005). Inherent uncertainties exist in these estimates primarily due to unknown conditions, evolving remediation technology, and changing governmental regulations and legal standards regarding liability. During 2006 Nucor revised estimates as additional information was obtained and projects were completed, increasing environmental reserves by $2.9 million (reducing reserves by $9.4 million in 2005 and $10.0 million in 2004). The revisions are included in cost of products sold. In December 2000, the United States Environmental Protection Agency and the Department of Justice announced an agreement with Nucor and certain states that resolved alleged violations of environmental laws and regulations. Nucor continues to implement the various components of the consent decree, which involve air and water pollution control technology demonstrations along with other environmental management practices. The accrued environmental costs include the expenses that Nucor expects to incur as a result of the consent decree.

Other contingent liabilities with respect to product warranties, legal proceedings and other matters arise in the normal course of business. Nucor maintains liability insurance for certain risks that arise that are also subject to certain self-insurance limits. In the opinion of management, no such matters exist which, in the event of an unfavorable outcome, would have a material effect on the consolidated financial statements.

14. EMPLOYEE BENEFIT PLANS:

Nucor makes contributions to a Profit Sharing and Retirement Savings Plan for qualified employees based on the profitability of the company. Nucor’s expense for these benefits totaled $272.6 million in 2006 ($206.0 million in 2005 and $172.3 million in 2004). The related liability for these benefits is included in salaries, wages and related accruals at each year-end. Nucor also has a medical plan covering certain eligible early retirees. The unfunded obligation, included in deferred credits and other liabilities in the balance sheet, totaled $51.8 million at December 31, 2006 ($48.0 million at December 31, 2005). Expense associated with this plan totaled $4.6 million in 2006 ($2.9 million in 2005 and $3.0 million in 2004). The discount rate used was 5.75% in 2006 (5.50% in 2005 and 5.75% in 2004). The health care cost increase trend rate used was 8% in 2006 (9% in 2005 and 10% in 2004). The health care cost increase in the trend rate is projected to decline gradually to 5% by 2011.

15. INTEREST (INCOME) EXPENSE:

Net interest (income) expense consists of the following:

	(in thousands)
Year Ended December 31,	2006	2005	2004
Interest income	$(77,716)	$(32,370)	$(6,983)
Interest expense	40,351	36,571	29,335

Interest (income) expense, net	$(37,365)	$4,201	$22,352

Interest paid was $41.5 million in 2006 ($37.2 million in 2005 and $32.4 million in 2004).

16. OTHER INCOME:

In 2005, Nucor received $9.2 million in settlement of claims against third parties related to environmental matters. Nucor has made claims for reimbursement of additional amounts. No amounts have been recorded for such reimbursements, if any, that may be received. In 2004, Nucor sold equipment resulting in a pre-tax gain of $1.6 million.

17. INCOME TAXES:

The provision for income taxes consists of the following:

	(in thousands)
Year Ended December 31,	2006	2005	2004
Current:
Federal	$902,110	$685,479	$574,107
State	72,937	49,984	28,991

Total current	975,047	735,463	603,098

Deferred:
Federal	(39,394)	(24,429)	5,308
State	—	(1,200)	(500)

Total deferred	(39,394)	(25,629)	4,808

Total provision for income taxes	$935,653	$709,834	$607,906

A reconciliation of the federal statutory tax rate (35%) to the total provision is as follows:

Year Ended December 31,	2006	2005	2004
Taxes computed at statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal income tax benefit	1.76	1.57	1.07
Resolution of prior year contingencies	(0.26)	—	(0.65)
Federal research credit	(0.05)	(0.07)	(0.12)
Domestic manufacturing deduction	(1.03)	(1.04)	—
Other, net	(0.67)	(0.44)	(0.08)

Provision for income taxes	34.75%	35.02%	35.22%

Deferred tax assets and liabilities resulted from the following:

	(in thousands)
December 31,	2006	2005
Deferred tax assets:
Accrued liabilities and reserves	$94,026	$81,879
Allowance for doubtful accounts	11,617	12,142
Inventory	138,642	137,587
Post retirement benefits	19,855	18,753
Natural gas hedges	4,495	—

Total deferred tax assets	268,635	250,361

Deferred tax liabilities:
Cumulative translation adjustment	(6,345)	—
Natural gas hedges	—	(25,541)
Property, plant and equipment	(323,106)	(370,170)

Total deferred tax liabilities	(329,451)	(395,711)

Total net deferred tax liabilities	$(60,816)	$(145,350)

Current deferred tax assets were $188.2 million at December 31, 2006 ($149.2 million at December 31, 2005). Non-current deferred tax liabilities were $249.0 million at December 31, 2006 ($294.6 million at December 31, 2005). Nucor paid $971.0 million in net federal and state income taxes in 2006 ($806.7 million in 2005 and $550.1 million in 2004).

In 2006, the Internal Revenue Service substantially completed its examination of tax years 2002 through 2004. The 2006 tax rate reflects an approximately 0.26% reduction to the federal statutory tax rate as a result of the reevaluation of our liabilities and contingencies in light of the completion of the examination.

18. EARNINGS PER SHARE:

The computations of basic and diluted earnings per share are as follows:

	(in thousands, except per share data)
Year Ended December 31,	2006	2005	2004
Basic earnings per share:
Basic net earnings	$1,756,782	$1,317,249	$1,117,985

Average shares outstanding	306,621	314,256	316,766

Basic net earnings per share	$5.73	$4.19	$3.53

Diluted earnings per share:
Diluted net earnings	$1,756,782	$1,317,249	$1,117,985

Diluted average shares outstanding:
Basic shares outstanding	306,621	314,256	316,766
Dilutive effect of stock options and other	2,760	2,874	2,742

	309,381	317,130	319,508

Diluted net earnings per share	$5.68	$4.15	$3.50

19. SEGMENTS:

Nucor reports its results in two segments: steel mills and steel products. The steel mills segment includes carbon and alloy steel in sheet, bar, structural and plate. The steel products segment includes steel joists and joist girders, steel deck, cold finished steel, steel fasteners, metal building systems and light gauge steel framing. The segments are consistent with the way Nucor manages its business, which is primarily based upon the similarity of the types of products produced and sold by each segment.

Management evaluates the operating performance of each of its segments based upon division contribution. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Nucor accounts for intercompany sales at prices approximating current market value. Interest expense, minority interests, other income, profit sharing expense and changes in the LIFO reserve and environmental accruals are shown under Corporate/eliminations/ other. Corporate assets primarily include cash and cash equivalents, short-term investments, deferred income tax assets and investments in affiliates.

Nucor’s segment results are as follows:

	(in thousands)
Year Ended December 31,	2006	2005	2004
Net sales to external customers:
Steel mills	$13,025,123	$11,063,681	$10,109,430
Steel products	1,726,147	1,637,318	1,267,398

	$14,751,270	$12,700,999	$11,376,828

Intercompany sales:
Steel mills	$990,382	$896,432	$852,897
Steel products	21,560	36,246	9,857
Corporate/eliminations/other	(1,011,942)	(932,678)	(862,754)

	$—	$—	$—

Depreciation expense:
Steel mills	$345,165	$355,887	$366,023
Steel products	18,438	19,167	17,282
Corporate/other	333	—	—

	$363,936	$375,054	$383,305

Earnings before income taxes:
Steel mills	$3,193,277	$2,218,336	$2,185,950
Steel products	191,514	180,756	149,610
Corporate/eliminations/other	(692,356)	(372,009)	(609,669)

	$2,692,435	$2,027,083	$1,725,891

Assets:
Steel mills	$4,717,734	$4,633,520	$4,985,800
Steel products	751,858	519,562	488,571
Corporate/eliminations/other	2,423,426	1,995,763	666,020

	$7,893,018	$7,148,845	$6,140,391

Capital expenditures:
Steel mills	$195,548	$216,047	$242,486
Steel products	18,039	18,378	7,253
Corporate/other	124,817	97,041	36,186

	$338,404	$331,466	$285,925

Net sales by product were as follows. Further product group breakdown is impracticable.

	(in thousands)
Year Ended December 31,	2006	2005	2004
Net sales to external customers:
Sheet	$5,362,178	$4,805,391	$4,856,469
Bar	3,702,609	3,061,326	2,632,966
Structural	2,205,303	1,702,720	1,500,878
Plate	1,755,033	1,494,244	1,119,117
Steel products	1,726,147	1,637,318	1,267,398

	$14,751,270	$12,700,999	$11,376,828

20. INVESTMENTS AND ACQUISITIONS:

In November 2006, Nucor’s wholly owned subsidiary, Verco Decking, Inc., purchased substantially all of the assets of Verco Manufacturing Company (“Verco”), a producer of steel floor and roof decking in three locations in the western United States. The cash purchase price of approximately $180.0 million includes approximately $126.2 million of goodwill that has been allocated to the steel products segment.

In May 2006, Nucor’s wholly owned subsidiary, Nucor Steel Connecticut, Inc., purchased substantially all of the assets Connecticut Steel Corporation for a cash purchase price of approximately $43.9 million. This facility produces wire rod, rebar, wire mesh and structural mesh products.

These acquisitions in 2006 were not material to the consolidated financial statements.

In June 2005, Nucor’s wholly owned subsidiary, Nucor Steel Marion, Inc., purchased substantially all of the assets of Marion Steel Company for a cash purchase price of approximately $110.7 million. This facility produces angles, flats, rebar, rounds and signposts.

In February 2005, Nucor purchased the assets of Fort Howard Steel, Inc.’s operations in Oak Creek, Wisconsin, for a cash purchase price of approximately $44.1 million. This facility produces cold finish bar products.

In August 2004, Nucor’s wholly owned subsidiary, Nucor Steel Decatur, LLC, purchased certain assets of the Worthington Industries, Inc. cold rolling mill in Decatur, Alabama, for a cash purchase price of approximately $80.3 million. The assets include all of the buildings, the pickle line, four-stand tandem cold mill, temper mill and annealing furnaces adjacent to the existing Nucor Steel Decatur, LLC steel plant.

In July 2004, Nucor’s wholly owned subsidiary, Nucor Steel Tuscaloosa, Inc., purchased substantially all of the steelmaking assets of Corus Tuscaloosa for a price of approximately $89.4 million. The facility is a coiled plate mill that manufactures pressure vessel steel coil, discrete plate and cut-to-length plate products.

In February 2004, Nucor purchased a one-half interest in Harris Steel, Inc., a wholly owned subsidiary of Harris Steel Group, Inc. (“Harris Steel”), for a cash purchase price of approximately $21.0 million. At December 31, 2006, Nucor held a note receivable from Harris Steel, Inc. in the amount of $10.0 million. This note receivable bears interest, payable upon maturity, at a rate of LIBOR plus 100 basis points. The note was classified in other current assets. In both 2005 and 2006, Nucor paid Harris Steel Group, Inc. $1.2 million based upon the achievement of certain operating results. Harris Steel may receive up to an additional $3.6 million upon the achievement of certain operating results of the venture through 2008.

In 2004, Nucor recognized an impairment charge of $13.2 million on the assets purchased from North Star Steel in 2003. The impairment of this steel facility located in Kingman, Arizona, was incurred in 2004 when Nucor decided not to restart the melt shop. The charge has been reflected in cost of products sold.

Non-cash investing and financing activities included the assumption of $26.1 million of liabilities with the acquisitions in 2006 ($17.8 million in 2005 and $27.2 million in 2004).

21. SUBSEQUENT EVENT:

In January 2007, Nucor made a cash tender offer for all of the shares of Harris Steel at Cdn$46.25 per share. The offer places an approximate value of Cdn$1.25 billion (US$1.07 billion) on the equity of Harris Steel. The acquisition is expected to close in the first quarter, upon acceptance by the shareholders of Harris Steel and satisfactory resolution of regulatory approvals. Harris Steel, which will operate as a subsidiary of Nucor, manufactures and places reinforcing products, and manufactures industrial products principally in the United States and Canada. Harris Steel also participates in steel trading on a worldwide basis, and in the distribution of reinforcing steel and related products to U.S. customers.

22. QUARTERLY INFORMATION (UNAUDITED):

	(in thousands, except per share data)
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006
Net sales	$3,545,097	$3,806,350	$3,931,233	$3,468,590
Gross margin (1)	766,926	876,555	1,010,451	812,732
Net earnings	380,031	450,011	521,636	405,104
Net earnings per share:
Basic	1.22	1.45	1.71	1.35
Diluted	1.21	1.44	1.70	1.34
2005
Net sales	$3,322,621	$3,145,003	$3,025,911	$3,207,464
Gross margin (2)	694,493	628,003	584,623	685,075
Net earnings (3)	355,181	327,488	294,918	339,662
Net earnings per share:
Basic	1.11	1.04	0.95	1.10
Diluted	1.10	1.03	0.94	1.09

(1)	Nucor incurred LIFO charges of $9.0 million, $15.5 million and $20.5 million in the first, second and third quarters of 2006, respectively; and incurred a LIFO credit of $39.6 million in the fourth quarter of 2006.
(2)	Nucor incurred LIFO credits of $26.1 million, $69.9 million, $52.0 million and $3.6 million in the first, second, third and fourth quarters of 2005, respectively.
(3)	The first quarter of 2005 includes $9.2 million for the settlement of claims against third parties related to environmental matters.